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                                                        Exhibit 11.1


                                  NATURAL WONDERS, INC.
                           COMPUTATION OF PER SHARE NET LOSS
                         (In thousands, except per share data)





                                              Six Months Ended
                                     ------------------------------
                                     August 3, 1996   July 29, 1995
                                     ------------------------------

Net loss                                $(3,497)        $(4,499)
                                        --------        --------

Weighted average common shares
   outstanding                            7,801           7,687

Per share net loss                      $ (0.45)        $ (0.59)
                                        --------        --------

There is no material difference in the number of shares used in computing per share amounts as calculated for primary and fully diluted earnings per share.